Exhibit 99.1

Grace News #3094
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Second Quarter 2013 Adjusted EPS of $1.12

•	Adjusted EBIT was $142.1 million; gross margin increased 100 basis points to 37.8 percent and Adjusted EBIT margin increased 30 basis points to 17.7 percent

•	Net income increased to $83 million, or $1.07 per diluted share

•	Adoption of mark-to-market pension accounting planned for the 2013 fourth quarter

•
2013 Adjusted EBIT outlook updated to a range of $560-$570 million, which includes lower Catalysts Technologies segment operating income and the favorable effect of adopting mark-to-market pension accounting

Columbia, MD - July 25, 2013 - W. R. Grace & Co. (NYSE: GRA) announced second quarter net income of $82.8 million, or $1.07 per diluted share. Net income for the prior-year quarter was $69.3 million, or $0.90 per diluted share. Adjusted EPS was $1.12 per diluted share compared with $1.14 per diluted share in the prior-year quarter.

“Earnings for the quarter came in as expected,” said Fred Festa, Grace's Chairman and Chief Executive Officer. “Materials Technologies and Construction Products had solid quarters, benefiting from good growth in emerging regions and strong pricing and margins. In Catalysts Technologies, the customer operational issues that impacted the first quarter were successfully resolved. However, our refinery catalyst pricing initiative has not produced the results we wanted, with negative effects to our sales and earnings outlook in the second half.”

Second Quarter Results
Second quarter net sales of $802.8 million decreased 2.9 percent compared with the prior-year quarter. The decrease was due to lower pricing (-2.5 percent) and unfavorable currency translation (-1.5 percent), partially offset by higher sales volumes (+1.1 percent). Base pricing increased compared with the prior-year period, but was more than offset by lower rare earth surcharges.

Gross profit of $303.3 million decreased 0.3 percent compared with the prior-year quarter primarily due to lower sales, partially offset by lower raw material and manufacturing costs. Gross margin was 37.8 percent, an increase of 100 basis points compared with the prior-year period.

Adjusted EBIT of $142.1 million decreased from $143.6 million in the prior-year quarter due to lower gross profit and higher operating expenses, partially offset by higher earnings from the Advanced Refining Technologies (ART) joint venture. Adjusted EBIT margin of 17.7 percent increased 30 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 33.6 percent on a trailing four-quarter basis, a decrease of 250 basis points from the prior-year quarter, primarily reflecting lower earnings in Catalysts Technologies for the trailing four-quarter period.

Six Month Results
Sales for the six months ended June 30, 2013, decreased 4.3 percent to $1.513 billion as lower pricing (-3.7 percent) and unfavorable currency translation (-1.2 percent) partially were offset by higher sales volumes (+0.6 percent).

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Gross profit of $567.1 million decreased 2.4 percent compared with the prior-year period primarily due to lower sales and unfavorable currency translation partially offset by lower raw material and manufacturing costs. Gross margin of 37.5 percent increased 70 basis points compared with the prior-year period.

Adjusted EBIT was $247.0 million compared with $254.9 million in the prior-year period. The decline was due to lower gross profit, partially offset by higher earnings from the ART joint venture. Adjusted EBIT margin of 16.3 percent increased 20 basis points compared with the prior-year period.

Grace Catalysts Technologies
Sales down 11.5 percent; segment operating income down 6.5 percent
Second quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $290.9 million, a decrease of 11.5 percent compared with the prior-year quarter. The decrease primarily was due to lower pricing (-9.4 percent), lower sales volumes (-1.5 percent) and unfavorable currency translation (-0.6 percent). The decrease in pricing was attributable to lower rare earth surcharges. The decrease in sales volumes was primarily due to the scheduled conclusion of a multi-year toll manufacturing contract for a polyolefin catalyst customer, partially offset by higher chemical catalyst sales volumes. Refinery catalyst sales volumes were unchanged.

Segment gross margin was 42.0 percent, an increase of 160 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to lower raw material and manufacturing costs which more than offset lower pricing and sales volumes.

Segment operating income was $93.8 million compared with $100.3 million in the prior-year quarter, a 6.5 percent decrease primarily due to lower gross profit, partially offset by higher earnings from the ART joint venture. Segment operating margin was 32.2 percent, an increase of 170 basis points compared with the prior-year quarter.

In March 2013, Grace announced a 10 percent increase to the base prices of its refining catalysts, as contract terms allow. The company undertook this pricing initiative with the objective of increasing the returns in its refining catalyst business to support continued investments in new product development, technical service and manufacturing capability. During the second quarter, Grace achieved certain of its objectives for this initiative, but the overall results were well below expectations. Grace has lost about $60 million in annualized sales volumes due to industry response to the pricing initiative, significantly greater than was forecast. The company will continue to pursue the announced base price increases as industry conditions allow, although significant benefits are not expected until 2014.

In addition, Grace is announcing that it will permanently close its 35,000 metric ton silica sol refining catalyst manufacturing capacity in the 2013 third quarter. Silica sol catalysts have been in use since the late 1970s and are at the end of their technical and economic life. Grace's current silica sol customers, who represent about 1% of total refining catalyst sales, will be transitioned to Grace's industry-leading alumina-based technology. Grace expects to record a non-cash charge of $3-$4 million during the third quarter related to the net book value of its silica sol manufacturing assets.

Grace Materials Technologies
Sales up 2.0 percent; segment operating income down 3.4 percent
Second quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and packaging technologies, were $228.7 million, an increase of 2.0 percent compared with the prior-year quarter. The increase was due to improved pricing (+2.5 percent) and higher sales volumes (+1.8 percent), which offset unfavorable currency translation (-2.3 percent).

Sales in emerging regions increased 4.5 percent compared with the prior-year quarter due to strong growth in emerging Asia. Sales in advanced regions increased 0.2 percent compared with the prior-year quarter. Sales of packaging technologies products, particularly can sealants, were unfavorably impacted by lower demand for canned beverages due to wet weather in North America.

Segment gross margin was 33.7 percent, an increase of 20 basis points compared with the prior-year quarter. Gross margin for the first half of the year was on-target at over 34 percent.

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Segment operating income was $44.8 million compared with $46.4 million in the prior-year quarter, a 3.4 percent decrease primarily due to the timing of certain annual operating expenses and unfavorable currency costs. Segment operating margin was 19.6 percent, a decrease of 110 basis points compared with the prior-year quarter. Segment operating margin for the first half of the year was on-target at over 20 percent.

Grace Construction Products
Sales up 3.4 percent; segment operating income up 27.6 percent
Second quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $283.2 million compared with $273.8 million in the prior-year quarter. The sales increase was due to higher sales volumes (+3.6 percent) and improved pricing (+1.8 percent), which more than offset unfavorable currency translation (-2.0 percent).

Sales in the emerging regions, which represented 35.9 percent of sales, increased 11.5 percent primarily due to strong sales in emerging Asia. Sales in North America, which represented approximately 40 percent of sales, were unchanged. Western Europe, which represented approximately 14 percent of sales, declined 4.1 percent compared with the prior-year quarter. Across all regions, sales of SCC products increased 1.4% and sales of SBM products increased 8.4%.

Segment gross margin of 36.8 percent improved 170 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to improved pricing and higher sales volumes.

Segment operating income was $45.3 million compared with $35.5 million for the prior-year quarter, a 27.6 percent increase primarily due to higher gross margin and lower operating expenses. Segment operating margin improved to 16.0 percent, an increase of 300 basis points compared with the prior-year quarter.

Other Expenses
Total corporate expenses were $23.7 million for the second quarter, an increase of approximately $2 million primarily due to the timing of certain expenses in 2012 and 2013.

Defined benefit pension expense for the second quarter was $18.1 million compared with $16.8 million for the prior-year quarter.

Interest expense was $10.9 million for the second quarter compared with $11.3 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the second quarter was 3.5 percent.

Income Taxes
Income taxes were recorded at a global effective tax rate of approximately 34 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace generally has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy. Grace generally does pay cash taxes in foreign jurisdictions and in a limited number of states. Income taxes paid in cash, net of refunds, were $26.9 million during the six months of 2013, or approximately 13 percent of income before income taxes.

Cash Flow
Net cash provided by operating activities for the first six months of 2013 was $170.3 million compared with $119.7 million in the prior-year period. The increase primarily resulted from lower accelerated defined benefit pension plan contributions and improved working capital performance.

Adjusted Free Cash Flow was $157.0 million for the six months of 2013 compared with $146.6 million in the prior-year period. The year-over-year increase primarily was due to improved working capital performance.

Pension Accounting Change
Grace has elected to change its method of accounting for deferred actuarial gains and losses relating to its global defined benefit pension plans to a more preferable method under U.S. generally accepted accounting principles (GAAP). This accounting method, referred to as mark-to-market accounting, will be adopted in the 2013 fourth

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quarter and will be retrospectively applied to the company's financial results for all periods to be presented in its annual report on Form 10-K for the year ended December 31, 2013. This change will not affect 2013 third quarter results when initially reported.

Under this new method of accounting, the company expects its 2013 defined benefit pension expense to be lower than under the current accounting method by approximately $45 million (before the effects of the annual mark-to-market adjustment in the fourth quarter) due to the elimination of the amortization of deferred gains and losses.  The annual fourth quarter mark-to-market adjustment will be excluded from the company's non-GAAP Adjusted EBIT earnings measure.

Grace believes that the mark-to-market accounting method is preferable as it better aligns the economics of the defined benefit pension plans with their accounting measures, eliminates delays in recognizing gains and losses within operating results, and improves transparency within Grace's operating results by immediately recognizing the effects of economic and interest rate trends on plan investments and assumptions in the year these gains and losses are actually incurred.

2013 Outlook
As of July 25, 2013, Grace expects 2013 Adjusted EBIT to be in the range of $560 million to $570 million, and Adjusted EBITDA to be in the range of $685 million to $695 million.

The following updated assumptions are components of Grace's updated 2013 outlook:

•	Consolidated sales of approximately $3.1 billion, including sales headwinds of approximately $130 million from lower rare earth surcharges and unfavorable currency translation.

•	Lower sales in Catalysts Technologies primarily due to lower sales volumes and lower base pricing than previously expected, resulting in lower segment operating income of approximately $35 million.

•	Lower pension expense of approximately $45 million resulting from the company's 2013 fourth quarter adoption of mark-to-market pension accounting,

Chapter 11 Proceedings
On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace's asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace's Joint Plan of Reorganization. On January 31, 2012, the United States District Court issued an order affirming the Joint Plan, which was reaffirmed on June 11, 2012, following a motion for reconsideration. Four parties have appeals pending before the U.S. Court of Appeals for the Third Circuit. Oral arguments for these appeals were heard by a Third Circuit panel of judges on June 17, 2013.

The timing of Grace's emergence from Chapter 11 will depend on a favorable ruling by the Third Circuit court and the satisfaction or waiver of the remaining conditions set forth in the Joint Plan. The Joint Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace's most recent periodic reports filed with the SEC for a detailed description of the Joint Plan.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company's web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.700.5192 (U.S.) or +1.617.213.8833 (International) and entering participant passcode 30090752. Investors are advised to access the call at least ten minutes early in order to register.

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An audio replay will be available at 1:00 p.m. ET on April 24. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 87694909. The replay will be available for one week.

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About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company's three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products-provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,500 people in over 40 countries and had 2012 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace's Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace's bankruptcy, propose plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace's underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging region, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2013	2012	2013	2012
Net sales	$802.8	$826.7	$1,512.7	$1,581.1
Cost of goods sold	499.5	522.6	945.6	999.9
Gross profit	303.3	304.1	567.1	581.2
Selling, general and administrative expenses	137.6	133.8	266.5	270.4
Restructuring expenses and related asset impairments	4.3	2.3	5.1	5.3
Research and development expenses	16.6	16.0	33.5	32.5
Defined benefit pension expense	18.1	16.8	36.7	35.6
Interest expense and related financing costs	10.9	11.3	21.4	22.6
Provision for environmental remediation	1.3	0.6	2.3	1.2
Chapter 11 expenses, net of interest income	3.3	3.7	8.1	8.2
Libby medical program settlement	—	19.5	—	19.5
Equity in earnings of unconsolidated affiliate	(9.2)	(3.2)	(14.3)	(8.9)
Other (income) expense, net	(1.7)	(2.2)	4.4	(2.8)
Total costs and expenses	181.2	198.6	363.7	383.6
Income before income taxes	122.1	105.5	203.4	197.6
Provision for income taxes	(38.8)	(35.8)	(66.9)	(66.6)
Net income	83.3	69.7	136.5	131.0
Less: Net income attributable to noncontrolling interests	(0.5)	(0.4)	(0.8)	(0.8)
Net income attributable to W. R. Grace & Co. shareholders	$82.8	$69.3	$135.7	$130.2
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.09	$0.93	$1.79	$1.75
Weighted average number of basic shares	76.3	74.7	76.0	74.5
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.07	$0.90	$1.75	$1.70
Weighted average number of diluted shares	77.6	76.6	77.4	76.5

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share amounts)	2013	2012	% Change	2013	2012	% Change
Net sales:
Catalysts Technologies	$290.9	$328.6	(11.5)%	$557.4	$640.9	(13.0)%
Materials Technologies	228.7	224.3	2.0%	443.6	438.1	1.3%
Construction Products	283.2	273.8	3.4%	511.7	502.1	1.9%
Total Grace net sales	$802.8	$826.7	(2.9)%	$1,512.7	$1,581.1	(4.3)%
Net sales by region:
North America	$247.9	$262.3	(5.5)%	$474.6	$485.9	(2.3)%
Europe Middle East Africa	288.1	309.7	(7.0)%	542.5	602.8	(10.0)%
Asia Pacific	173.1	167.4	3.4%	323.7	329.8	(1.8)%
Latin America	93.7	87.3	7.3%	171.9	162.6	5.7%
Total net sales by region	$802.8	$826.7	(2.9)%	$1,512.7	$1,581.1	(4.3)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$93.8	$100.3	(6.5)%	$171.0	$199.2	(14.2)%
Materials Technologies segment operating income	44.8	46.4	(3.4)%	89.1	82.5	8.0%
Construction Products segment operating income	45.3	35.5	27.6%	68.1	56.0	21.6%
Corporate support functions	(17.4)	(15.1)	(15.2)%	(33.6)	(34.8)	3.4%
Other corporate costs (including non-asbestos environmental remediation)	(6.3)	(6.7)	6.0%	(10.9)	(12.4)	12.1%
Defined benefit pension expense(C)	(18.1)	(16.8)	(7.7)%	(36.7)	(35.6)	(3.1)%
Adjusted EBIT	142.1	143.6	(1.0)%	247.0	254.9	(3.1)%
Costs related to Chapter 11	(3.3)	(3.4)	2.9%	(7.1)	(7.4)	4.1%
Asbestos-related costs	(2.1)	(21.8)	90.4%	(4.2)	(23.0)	81.7%
Restructuring expenses and related asset impairments	(4.3)	(2.3)	(87.0)%	(5.1)	(5.3)	3.8%
Certain costs related to divested businesses	—	—	—%	—	(0.2)	100.0%
Interest expense and related financing costs	(10.9)	(11.3)	3.5%	(21.4)	(22.6)	5.3%
Currency transaction loss on cash in Venezuela	—	—	—%	(6.9)	—	NM
Interest income of non-Debtor subsidiaries	0.1	0.3	(66.7)%	0.3	0.4	(25.0)%
Provision for income taxes	(38.8)	(35.8)	(8.4)%	(66.9)	(66.6)	(0.5)%
Net income attributable to W. R. Grace & Co. shareholders	$82.8	$69.3	19.5%	$135.7	$130.2	4.2%
Diluted EPS (GAAP)	$1.07	$0.90	18.9%	$1.75	$1.70	2.9%
Adjusted EPS (non-GAAP)	$1.12	$1.14	(1.8)%	$1.94	$2.02	(4.0)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$3.3	$3.7		$8.1	$8.2
D&O insurance costs related to Chapter 11	—	—		0.1	0.1
Translation effects—intercompany loans (D)	(3.9)	17.1		3.5	7.5
Value of currency forward contracts—intercompany loans (D)	3.5	(16.8)		(4.2)	(8.7)
Certain other currency translation costs, net (D)	0.4	(0.6)		(0.4)	0.3
Costs related to Chapter 11	$3.3	$3.4		$7.1	$7.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2013	2012	% Change	2013	2012	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	42.0%	40.4%	1.6 pts	41.2%	41.2%	0.0 pts
Materials Technologies	33.7%	33.5%	0.2 pts	34.4%	32.6%	1.8 pts
Construction Products	36.8%	35.1%	1.7 pts	36.2%	34.7%	1.5 pts
Total Grace	37.8%	36.8%	1.0 pts	37.5%	36.8%	0.7 pts
Operating margin:
Catalysts Technologies	32.2%	30.5%	1.7 pts	30.7%	31.1%	(0.4) pts
Materials Technologies	19.6%	20.7%	(1.1) pts	20.1%	18.8%	1.3 pts
Construction Products	16.0%	13.0%	3.0 pts	13.3%	11.2%	2.1 pts
Total Grace	17.7%	17.4%	0.3 pts	16.3%	16.1%	0.2 pts
Adjusted EBITDA:
Adjusted EBIT:
Catalysts Technologies	$93.8	$100.3	(6.5)%	$171.0	$199.2	(14.2)%
Materials Technologies	44.8	46.4	(3.4)%	89.1	82.5	8.0%
Construction Products	45.3	35.5	27.6%	68.1	56.0	21.6%
Corporate	(41.8)	(38.6)	(8.3)%	(81.2)	(82.8)	1.9%
Total Grace	142.1	143.6	(1.0)%	247.0	254.9	(3.1)%
Depreciation and amortization:
Catalysts Technologies	$13.3	$13.6	(2.2)%	$26.8	$27.2	(1.5)%
Materials Technologies	7.8	7.4	5.4%	15.8	14.8	6.8%
Construction Products	8.2	8.1	1.2%	16.4	15.6	5.1%
Corporate	1.4	0.7	100.0%	2.8	1.6	75.0%
Total Grace	30.7	29.8	3.0%	61.8	59.2	4.4%
Adjusted EBITDA:
Catalysts Technologies	$107.1	$113.9	(6.0)%	$197.8	$226.4	(12.6)%
Materials Technologies	52.6	53.8	(2.2)%	104.9	97.3	7.8%
Construction Products	53.5	43.6	22.7%	84.5	71.6	18.0%
Corporate	(40.4)	(37.9)	(6.6)%	(78.4)	(81.2)	3.4%
Total Grace	172.8	173.4	(0.3)%	308.8	314.1	(1.7)%
Adjusted EBITDA margin:
Catalysts Technologies	36.8%	34.7%	2.1 pts	35.5%	35.3%	0.2 pts
Materials Technologies	23.0%	24.0%	(1.0) pts	23.6%	22.2%	1.4 pts
Construction Products	18.9%	15.9%	3.0 pts	16.5%	14.3%	2.2 pts
Total Grace	21.5%	21.0%	0.5 pts	20.4%	19.9%	0.5 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Six Months Ended June 30,
(In millions)	2013	2012
Cash flow measure (A):
Net cash provided by operating activities	$170.3	$119.7
Capital expenditures	(73.7)	(66.4)
Free Cash Flow	96.6	53.3
Chapter 11 expenses paid	7.1	6.5
Accelerated defined benefit pension plan contributions	50.0	83.4
Expenditures for asbestos-related environmental remediation	3.3	3.4
Adjusted Free Cash Flow	$157.0	$146.6

	Four Quarters Ended June 30,
(In millions)	2013	2012
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$509.5	$505.0
Invested Capital:
Trade accounts receivable	481.5	510.5
Inventories	313.4	317.0
Accounts payable	(282.7)	(259.9)
	512.2	567.6
Other current assets (excluding income taxes)	75.9	78.6
Properties and equipment, net	772.6	720.3
Goodwill	201.2	145.4
Investment in unconsolidated affiliate	99.5	76.8
Other assets	113.2	98.3
Other current liabilities (excluding income taxes, Chapter 11, and restructuring)	(203.4)	(233.7)
Other liabilities (including non-asbestos environmental remediation)	(55.7)	(55.6)
Total invested capital	$1,515.5	$1,397.7
Adjusted EBIT Return On Invested Capital	33.6%	36.1%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(In millions)	2013	2012
OPERATING ACTIVITIES
Net income	$136.5	$131.0
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	61.8	59.2
Equity in earnings of unconsolidated affiliate	(14.3)	(8.9)
Dividends received from unconsolidated affiliate	2.8	6.3
Chapter 11 expenses, net of interest income	8.1	8.2
Chapter 11 expenses paid	(7.1)	(6.5)
Libby medical program settlement	—	19.5
Provision for income taxes	66.9	66.6
Income taxes paid, net of refunds	(26.9)	(30.4)
Interest accrued on pre-petition liabilities subject to compromise	18.4	19.7
Restructuring expenses and related asset impairments	5.1	5.3
Payments for restructuring expenses and related asset impairments	(2.3)	(4.9)
Defined benefit pension expense	36.7	35.6
Payments under defined benefit pension arrangements	(58.0)	(118.2)
Provision for environmental remediation	2.3	1.2
Expenditures for environmental remediation	(6.3)	(6.6)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(3.3)	(42.6)
Inventories	(39.5)	6.5
Accounts payable	37.1	11.3
All other items, net	(47.7)	(32.6)
Net cash provided by operating activities	170.3	119.7
INVESTING ACTIVITIES
Capital expenditures	(73.7)	(66.4)
Businesses acquired, net of cash acquired	(15.8)	—
Transfer to short-term investments	(500.0)	—
Transfer from (to) restricted cash and cash equivalents	29.1	(3.7)
Other investing activities	2.3	0.2
Net cash used for investing activities	(558.1)	(69.9)
FINANCING ACTIVITIES
Net repayments of short-term debt	(14.7)	(1.0)
Repayments of long-term debt	(2.3)	—
Proceeds from exercise of stock options	25.2	17.8
Other financing activities	1.8	3.8
Net cash provided by financing activities	10.0	20.6
Effect of currency exchange rate changes on cash and cash equivalents	(16.7)	(7.3)
(Decrease) increase in cash and cash equivalents	(394.5)	63.1
Cash and cash equivalents, beginning of period	1,336.9	1,048.3
Cash and cash equivalents, end of period	$942.4	$1,111.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	6/30/2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$942.4	$1,336.9
Short-term investments	500.0	—
Restricted cash and cash equivalents	168.5	197.6
Trade accounts receivable, less allowance of $5.2 (2012—$5.2)	470.4	474.8
Accounts receivable—unconsolidated affiliate	11.1	15.6
Inventories	313.4	278.6
Deferred income taxes	52.6	58.3
Other current assets	91.4	78.4
Total Current Assets	2,549.8	2,440.2
Properties and equipment, net of accumulated depreciation and amortization of $1,807.2 (2012—$1,785.1)	772.6	770.5
Goodwill	201.2	196.7
Patents, licenses and other intangible assets, net	78.9	82.7
Deferred income taxes	900.9	956.3
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	28.3	33.8
Investment in unconsolidated affiliate	99.5	85.5
Other assets	34.3	24.5
Total Assets	$5,165.5	$5,090.2
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$70.7	$83.4
Debt payable—unconsolidated affiliate	4.5	3.6
Accounts payable	279.3	249.4
Accounts payable—unconsolidated affiliate	3.4	2.6
Other current liabilities	274.5	307.3
Total Current Liabilities	632.4	646.3
Debt payable after one year	9.2	13.4
Debt payable—unconsolidated affiliate	22.8	22.4
Deferred income taxes	24.3	27.1
Underfunded and unfunded defined benefit pension plans	272.7	400.6
Other liabilities	45.0	45.0
Total Liabilities Not Subject to Compromise	1,006.4	1,154.8
Liabilities Subject to Compromise
Debt plus accrued interest	989.1	973.3
Income tax contingencies	88.5	87.6
Asbestos-related contingencies	2,065.0	2,065.0
Environmental contingencies	137.0	140.5
Postretirement benefits	177.9	188.1
Other liabilities and accrued interest	167.5	162.6
Total Liabilities Subject to Compromise	3,625.0	3,617.1
Total Liabilities	4,631.4	4,771.9

Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 76,577,841 (2012—75,565,409)	0.8	0.8
Paid-in capital	558.3	536.5
Retained earnings	530.9	395.2
Treasury stock, at cost: shares: 412,359 (2012—1,414,351)	(4.9)	(16.8)
Accumulated other comprehensive loss	(561.5)	(607.3)
Total W. R. Grace & Co. Shareholders' Equity	523.6	308.4
Noncontrolling interests	10.5	9.9
Total Equity	534.1	318.3
Total Liabilities and Equity	$5,165.5	$5,090.2

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended June 30,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.07				$0.90
Cost related to Chapter 11	$3.3	$0.9	$2.4	0.03	$3.4	$1.0	$2.4	0.03
Asbestos-related costs	2.1	0.8	1.3	0.02	21.8	7.7	14.1	0.19
Restructuring expenses and related asset impairments	4.3	1.4	2.9	0.04	2.3	0.6	1.7	0.02
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		3.1	(3.1)	(0.04)		(0.1)	0.1	—
Adjusted EPS (non-GAAP)				$1.12				$1.14

	Six Months Ended June 30,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.75				$1.70
Cost related to Chapter 11	$7.1	$1.7	$5.4	0.08	$7.4	$2.0	$5.4	0.07
Asbestos-related costs	4.2	1.5	2.7	0.03	23.0	8.1	14.9	0.20
Restructuring expenses and related asset impairments	5.1	1.6	3.5	0.05	5.3	1.6	3.7	0.05
Currency transaction loss on cash in Venezuela	6.9	2.6	4.3	0.06	—	—	—	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		3.2	(3.2)	(0.03)		(0.3)	0.3	—
Adjusted EPS (non-GAAP)				$1.94				$2.02

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, certain costs related to divested businesses, and gains and losses on sales of businesses, product lines, and certain other investments.  In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million before taxes. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related environmental remediation. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, certain costs related to divested businesses, gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities. In addition, Grace has accumulated significant cash during its bankruptcy. The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace's emergence from bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11.

NM - Not Meaningful

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